Exhibit 3.2

THE COMPANIES LAW, 5759-1999

A COMPANY WITH LIMITED LIABILITY

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AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GAUZY LTD.

As Adopted on [●] [●], 2024

Preliminary

1.	Definitions; Interpretation.

(a)	In these Articles, the following terms shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Amended and Restated Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, the Chairperson of a committee of the Board of Directors, or the Chairperson of the General Meeting, as the context requires.

“Committee”	any committee to which the Board of Directors delegated any or all of its powers.

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999, and the regulations promulgated thereunder. The Companies Law shall include reference to the Israeli Companies Ordinance (New Version), 5743-1983, to the extent in effect according to the provisions thereof.

“Company”	shall mean Gauzy Ltd. (or in Hebrew: גאוזי בע”מ), company number 514335967.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5748-1988, and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at any given time.

“Office Holder”	shall have the meaning provided for the term “office holder” in the Companies Law.

“Register of Shareholders”	shall mean the Company’s register of shareholders of record of the Company as required under applicable law.

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

“Shareholder(s)” or “shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b)	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein,” “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law or statute, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law as defined in the Interpretation Law, 5741-1981, and any applicable supranational, national, federal, state, local, or foreign statute or law and all applicable rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority, if and to the extent applicable); any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to an “officer” shall include any officer of the Company, including an Office Holder; reference to month or year means according to the Gregorian calendar; any reference to a “company,” “corporate body” or “entity” shall include a partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual.

(c)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d)	The provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

Limited Liability

2.	The Company is a company with limited liability and therefore the liability of the Shareholders to the Company’s obligations in the case of no par value shares shall be limited to the payment of the amount owed by such Shareholders to the Company pursuant to, and in accordance with, the conditions of the issuance of such shares to such Shareholders. If, at any time, the Company shall issue shares with par value, each Shareholder’s liability to the Company’s obligations shall be limited to the payment of the par value of the shares held by such shareholder, subject to the provisions of the Companies Law.

Company’s Objectives

3.	Public Company; Objectives.

(a)	The Company is a Public Company as such term is defined in and as long as it so qualifies under the Companies Law.

(b)	The purpose of the Company is to engage in any lawful act or activity.

4.	Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) for any purpose that the Board of Directors finds appropriate.

Share Capital

5.	Authorized Share Capital.

(a)	The authorized share capital of the Company shall consist of 49,200,191 Ordinary Shares, of no par value (the “Shares”).

(b)	The Shares shall rank pari passu in all respects. The Shares may be redeemable as set forth in Article 18.

6.	Increase of Authorized Share Capital.

(a)	The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, if any, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)	Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles which are applicable to shares of such class included in the existing share capital without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions which are applicable to shares of such class included in the existing share capital).

7.	Special or Class Rights; Modification of Rights.

(a)	The Company may, from time to time, subject to applicable law, provide for shares with such preferred or deferred rights or other special rights and/or restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise.

(b)	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company, subject to applicable law. If the modification or cancellation requires a resolution of the shareholders of the Company, the modification or cancellation may be approved by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more shareholders (or one shareholder if less than two persons hold shares of such class) present in person or by proxy and holding not less than the required percentage of the aggregate voting power of such class of shares.

(d)	Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.	Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)	The Company may, from time to time, subject to applicable law:

(i)	consolidate all or any part of its issued or unissued authorized share capital, including into shares of a per share par value which is larger, equal to or smaller than the per share par value of its existing shares;

(ii)	divide or sub-divide its shares (issued or unissued) or any of them, into shares of smaller or the same par value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)	cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)	reduce its share capital in any manner.

(b)	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger, equal or smaller par value per share;

(ii)	issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii)	redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

(c)	Notwithstanding the foregoing, for a class of shares with no par value, then any of the foregoing actions may be taken with respect to such class without regard to par value.

9.	Issuance of Share Certificates, Replacement of Lost Certificates.

(a)	To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, or the Company’s Chief Executive Officer, or of any other person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)	Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his or her name. Each certificate may also specify the amount paid up thereon. If requested by a Shareholder, the Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) may issue to a Shareholder several certificates in place of one certificate, provided that such request is, in the opinion of such officer, reasonable. Where a Shareholder has sold or transferred some of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d)	A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	Issuance and Repurchase of Shares.

(a)	The unissued shares from time to time shall be under the control of the Board of Directors (and to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company shares or other securities which represent shares to such persons, on such terms and conditions (including inter alia terms relating to calls set forth in Article 13(f) hereof), and either at par or at a premium, or subject to the provisions of the Companies Law, at a discount and/or with payment of commission, and at such times, as the Board of Directors (or a Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company, either at par or at a premium, or subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board of Directors (or a Committee, as the case may be) deems fit.

(b)	The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as a payment of dividends and, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.	Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	Calls on Shares.

(a)	The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed by the Board of Directors. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b)	Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than 14 days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)	If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time (whether on account of the par value of such share or by way of premium or otherwise), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)	Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)	Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)	Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.	Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of such shareholder’s shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.	Forfeiture and Surrender.

(a)	If any shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)	Upon the adoption of a resolution as to the forfeiture of a shareholder’s share, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than 14 days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall prohibit in any manner the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)	Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)	Any share forfeited or surrendered as provided herein shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of or cancelled as the Board of Directors deems fit.

(f)	Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with others.

(g)	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall prohibit in any manner the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	Lien.

(a)	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid shares, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)	The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within 14 days after written notice of the intention to sell shall have been served on such shareholder, or, as applicable, his or her executors or administrators.

(c)	The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such shares (whether or not the same have matured), and the remainder (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.	Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively, provided that the foregoing does not derogate from the Company’s rights and remedies against any person.

18.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the purchaser of such shares or other securities or in their terms of issuance.

Transfer of Shares

19.	Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company (or other entity providing similar functions) or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company (or other entity providing similar functions). Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on any stock exchange or quotation system on which the Company’s shares are then listed for trading or quoted.

20.	Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

21.	Decedents’ Shares.

(a)	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient (or to an officer of the Company to be designated by the Chief Executive Officer)), shall be registered as a shareholder in respect of such share, or may, subject to the provisions as to transfer contained herein, transfer such share.

(b)	In case of a share registered in the names of two or more holders, the Company shall recognize the remaining holder as the sole owner(s) thereof unless and until the provisions of Article 21(a) have been effectively invoked.

22.	Receivers and Liquidators.

(a)	The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)	Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

23.	General Meetings.

(a)	An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors, no later than 15 months after the last Annual General Meeting.

(b)	All General Meetings other than Annual General Meetings shall be called “Special General Meetings.” The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)	If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such General Meeting and a Shareholder shall be deemed present in person at such General Meeting if attending such meeting through the means of communication used at such meeting.

(d)	Shareholders may not adopt resolutions in writing and may only adopt resolutions at a General Meeting.

24.	Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of shareholders of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.	Shareholder Proposal Request.

(a)	Any Shareholder or Shareholders of the Company that have the right under the Companies Law to propose a matter to be included in the agenda of a General Meeting of the Company (the “Proposing Shareholder(s)”) may request, subject to the Companies Law and these Articles, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at the relevant General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein on the agenda of the relevant General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law and stock exchange rules and regulations, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary of the Company (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law and stock exchange rules and regulations. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law and stock exchange rules and regulations, the Proposal Request must include the following: (i) the name, address, telephone number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to attend the General Meeting in person or by proxy; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder(s) proposes to be voted upon at the General Meeting and, if the Proposing Shareholder(s) wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirements of any applicable law and stock exchange rules and regulations (if any); (iv) a description of all arrangements or understandings between the Proposing Shareholder(s) and any other person(s) (naming such person or persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter on the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of any share or other securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any class or series of shares or other securities), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)	The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) seven days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)	The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d)	Notwithstanding anything to the contrary herein, this Article 25 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Shareholders.

26.	Notice of General Meetings; Omission to Give Notice.

(a)	The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law and any other legal requirements applicable to the Company.

(b)	The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)	No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)	The Company may add additional places for Shareholders to review the full text of the proposed resolutions to be adopted at a General Meeting, including an internet site.

Proceedings at General Meetings

27.	Quorum.

(a)	No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)	In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least 33⅓% of the voting power of the Company, provided, however, that if such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least 25% of the voting power of the Company (for so long as such 25% quorum is permitted under stock exchange rules and regulations applicable to the Company, and if not so permitted, then the above 33⅓% quorum shall apply). For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be the number of Shareholders represented by the proxy.

(c)	If within half an hour from the time appointed for a General Meeting a quorum is not present, then the meeting shall be canceled if it was convened pursuant to Section 63, 64 or 65 of the Companies Law, and in any other case, without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Subject to applicable law and stock exchange rules and regulations, at such adjourned meeting, any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson of the Board of Directors is not present within 15 minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a person designated by the Board of Directors, a Director, the Chief Executive Officer, the Chief Financial Officer, the Secretary of the Company or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he or she is also a Shareholder or such proxy).

29.	Adoption of Resolutions at General Meetings.

(a)	Except as required by the Companies Law or these Articles, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. For the avoidance of doubt, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but resolutions with respect to which the Companies Law allows the Company’s Articles to provide otherwise, shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)	A Shareholder entitled to vote may signify in writing his or her approval of, or dissent from, or may abstain from any resolution included in a proxy instrument furnished by the Company. A proxy instrument may include resolutions pertaining to such issues which are permitted to be included in a proxy instrument according to applicable law, and such other issues which the Board of Directors may decide, in a certain instance or in general, to allow voting. Subject to applicable law, a Shareholder voting or abstaining through a proxy instrument shall be taken into account in determining the presence of a quorum as if such Shareholder is present at the meeting. Notwithstanding anything to the contrary, the Board of Directors may determine that a resolution shall be decided by any other manner, subject to applicable law.

(c)	A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)	A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he or she shall do so if directed by the meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of postponement or adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at the General Meeting).

31.	Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by such shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a proxy instrument or by any other means.

32.	Voting Rights.

(a)	No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid in full.

(b)	A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any General Meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c)	Any Shareholder entitled to vote may vote either in person or by proxy (who need not be Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 32(b) above.

(d)	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)	A Shareholder who wishes to vote at a General Meeting shall prove his or her title to a share to the Company as required under the Companies Law. Without prejudice to the aforesaid, the Board of Directors may prescribe regulations and procedures with regard to proof of title to the Company’s shares.

Proxies

33.	Instrument of Appointment.

(a)	An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
being a shareholder of Gauzy Ltd. hereby appoints
of
	(Name of Proxy)		(Address of Proxy)

as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any postponement(s) or adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any such form as may be approved by the Board of Directors or the Secretary of the Company. Such proxy shall be duly signed by the appointor or such person’s duly authorized attorney, or, if such appointor is a company or other corporate body, in the manner in which it signs documents which binds it.

(b)	Subject to the Companies Law, the instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal office, or at the offices of its registrar or transfer agent, or at such place as notice of the General Meeting may specify) not less than 48 hours (or such shorter period as the notice of the General Meeting shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson of the General Meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every postponed or adjourned meeting of the General Meeting to which the document relates.

34.	Effect of Death of Appointor or Revocation of Appointment.

(a)	A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death, legal incompetence or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument) or the transfer of the share(s) in respect of which such vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)	Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson of such meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

Board of Directors

35.	Powers of the Board of Directors.

(a)	The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such resolution had not been adopted.

(b)	Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may, in its absolute discretion, from time to time think fit.

36.	Exercise of Powers of the Board of Directors.

(a)	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

37.	Delegation of Powers.

(a)	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to Committees, each consisting of one or more persons, and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any rules imposed on it by the Board of Directors, subject to applicable law. No rule imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done pursuant to a resolution by a Committee which would have been valid if such rule or resolution of the Board of Directors had not been adopted. The meeting and proceedings of any such Committee shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any rules or resolutions adopted by the Board of Directors or by the Companies Law. Unless otherwise expressly permitted by the Board of Directors, in delegating powers to a Committee, such Committee shall not be empowered to further delegate such powers.

(b)	Notwithstanding anything to the contrary herein, the Board of Directors may, from time to time, appoint ad-hoc or standing committees for such purposes determined by the Board of Directors, each consisting of one or more persons (including persons who are not Directors and external advisors and experts), and it may, from time to time, change the composition, purpose or mandate of, or dissolve, any such committee. Any committee so formed shall conform to any rules imposed on it by the Board of Directors, subject to applicable law. The meeting and proceedings of any such committee shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any rules or resolutions adopted by the Board of Directors or by the Companies Law.

(c)	Without derogating from the provisions of Article 48, the Board of Directors may from time to time appoint a Secretary of the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(d)	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.	Number of Directors.

(a)	The Board of Directors shall consist of such number of Directors (not less than three nor more than 11, including the External Directors, if any were elected) as may be fixed from time to time by the Board of Directors. The number of External Directors, if any, shall be fixed from time to time by the Board of Directors.

(b)	Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Company’s shareholders.

39.	Election and Removal of Directors.

(a)	The Directors (excluding the External Directors if any were elected), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III (each, a “Class”).

(i)	The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2025,

(ii)	The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above, and

(iii)	The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above.

(b)	At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2025, each person to be elected at such Annual General Meeting to serve as a Director in a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election.

(c)	If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the Classes as to make all Classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)	Prior to every Annual General Meeting of the Company at which Directors are to be elected, and subject to clauses (a), (b) and (h) of this Article 39, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by the Board of Directors (or such Committee), a number of persons to be proposed to the Shareholders for election as Directors at such Annual General Meeting (the “Nominees”).

(e)	Any Proposing Shareholder requesting to include on the agenda of an Annual General Meeting a nomination of a person to be proposed to the Shareholders for election as a Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(e), Article 25 and applicable law and stock exchange rules and regulations. In addition to any information required to be included in accordance with applicable law and stock exchange rules and regulations, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the Annual General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such Alternate Nominee and an undertaking that all of the information that is required under applicable law and stock exchange rules and regulations to be provided to the Company in connection with his or her appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form(s) prescribed by the United States Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director of the Company and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including duly completed director and officer questionnaires, in such forms as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof. The provisions of Article 25(b) shall apply to the information required pursuant to this Article 39(e).

(f)	Nominees or Alternate Nominees shall be elected by a resolution adopted at the Annual General Meeting at which they are subject to election. In the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the Annual General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the Annual General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the Annual General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election, provided that in the event of a tie, Nominees shall be given precedence over Alternate Nominees), (iii) election of each nominee by a majority of the voting power represented at the Annual General Meeting in person or by proxy and voting on the election of Directors, provided that, as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors shall determine. The Board of Directors may also consider the use of a “universal proxy card” listing all Nominees and Alternate Nominees. For the purposes of these Articles, election of Directors at an Annual General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary of the Company (or, in the absence thereof, by the Chief Executive Officer of the Company); provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as a Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested Election. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this Article 39(f).

(g)	Directors whose term of office has expired or terminated may be re-elected.

(h)	In the event of any contradiction between the provisions of this Article 39 and the provisions of the Companies Law relating to the election, dismissal or term of office of External Directors, the applicable provisions set forth in the Companies Law shall govern with respect to External Directors.

(i)	Notwithstanding anything to the contrary herein, this Article 39 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Company’s shareholders.

40.	Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.	Continuing Directors in the Event of Vacancies.

(a)	Notwithstanding anything to the contrary in these Articles, the Board of Directors may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if they number less than the minimum number provided for in Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for in Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof, the Board of Directors shall determine at the time of appointment the Class pursuant to Article 39 to which the additional Director shall be assigned.

(b)	Notwithstanding anything to the contrary herein, this Article 41 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Company’s shareholders.

42.	Vacation of Office.

The office of a Director shall be vacated and he or she shall be dismissed or removed:

(a)	ipso facto, upon his or her death;

(b)	if he or she is prevented by applicable law from serving as a Director;

(c)	if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d)	if his or her directorship expires pursuant to these Articles and/or applicable law;

(e)	by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Company’s shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)	by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)	with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

Notwithstanding anything to the contrary herein, this Article 42 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 55% of the total voting power of the Company’s shareholders.

43.	Conflict of Interests; Approval of Related Party Transactions.

(a)	Subject to the provisions of the Companies Law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)	Subject to the Companies Law and these Articles, unless otherwise permitted thereby, a transaction between the Company and an Office Holder, and a transaction between the Company and another person in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined in the Companies Law), shall require only approval by the Board of Directors or a Committee. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific types of transactions.

Proceedings of the Board of Directors

44.	Meetings.

(a)	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b)	Any Director may, at any time, and the Secretary of the Company, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than forty-eight (48) hours’ notice shall be given of any meeting so convened, unless such notice is waived by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting are of such urgency and importance, as determined by the Chairperson, that notice ought reasonably to be waived under the circumstances.

(c)	Notice of any such meeting shall be given in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply from time to time.

(d)	Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.	Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote at the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within 30 minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the appointed time, the requisite quorum at such adjourned meeting shall be any two Directors, if the number of then serving Directors is five or less, and any three Directors, if the number of then serving Directors is more than five, in each case who are lawfully entitled to participate and vote at the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors, the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.	Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, and may remove such person as Chairperson and appoint another Director as Chairperson in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he or she is not present within 15 minutes of the time fixed for the meeting or if he or she is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.	Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

Chief Executive Officer

48.	Chief Executive Officer.

(a)	The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

(b)	Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority with respect to the management and operations of the Company in the ordinary course of business.

Minutes

49.	Minutes.

Any minutes of the General Meeting or the Board of Directors or any committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a committee thereof, as the case may be, shall constitute prima facie evidence of the matters recorded therein. For purposes of this Article 49, “committee” shall include a Committee.

Dividends

50.	Declaration of Dividends.

The Board of Directors may from time to time declare, and cause the Company to pay such dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.	Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding shares in respect of which such dividends are being paid.

52.	Interest.

No dividend shall carry interest as against the Company.

53.	Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than U.S. $0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

54.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by such Shareholder to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

55.	Retention of Dividends.

(a)	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

56.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be, if claimed, paid to a person entitled thereto.

57.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register of Shareholders or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

58.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

59.	Books of Account.

The Company’s books of account shall be kept at the Office, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, without derogating from previous sentence, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.	Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in a General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.	Internal auditor.

To the extent required by the Companies Law, the Board of Directors will appoint an internal auditor (“Internal Auditor”). The Internal Auditor shall submit, for the approval of the Board of Directors or the audit committee of the Company, as determined by the Board of Directors, a proposal for an annual or periodic work plan, and the Board of Directors or the audit committee shall approve such plan with such changes as it deems fit. Unless the Board of Directors determines otherwise, the work plan shall be submitted to the Board of Directors and approved by it.

Supplementary Registers

62.	Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such supplementary registers.

Exemption, Indemnity and Insurance

63.	Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any Office Holders of the Company imposed on such Office Holder due to or in connection with an act performed by such Office Holder in his or her capacity as an Office Holder of the Company, including in advance, arising from any matter permitted by law, including the following:

(a)	a breach of duty of care to the Company or to any other person;

(b)	a breach of duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act that resulted in such breach would not prejudice the interests of the Company;

(c)	a financial liability imposed on such Office Holder in favor of any other person; and

(d)	any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the Economic Competition Law).

64.	Indemnity.

(a)	Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder of the Company with respect to the liabilities and expenses specified in Sub-Articles 64(a)(i) to 64(a)(iv) below imposed on such Office Holder or incurred by such Office Holder due to or in connection with an act performed by such Office Holder in his or her capacity as an Office Holder of the Company:

(i)	a financial liability imposed on or incurred by an Office Holder in favor of another person pursuant to any court judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court;

(ii)	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, and that was concluded without the filing of an indictment against the Office Holder and without imposing on the Office Holder a financial liability in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against the Office Holder but imposing a financial liability in lieu of a criminal proceeding for an offense that does not require proof of mens rea, or in connection with a financial sanction. In this clause, the terms or phrases “conclusion of a proceeding without the filing of an indictment,” “financial liability in lieu of a criminal proceeding” and “financial sanction,” or similar terms or phrases, shall have the meanings assigned to such terms or phrases or referred to, if assigned or referred to, in the Companies Law;

(iii)	reasonable litigation expenses, including attorneys’ fees, incurred by an Office Holder or which were imposed on an Office Holder by a court in proceedings instituted against the Office Holder by the Company or on its behalf or by any other person, or in connection with a criminal charge from which the Office Holder was acquitted or for which the Office Holder was convicted for an offense that does not require proof of mens rea; and

(iv)	any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the Economic Competition Law).

(b)	Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to the liabilities and expenses specified in the following Articles:

(i)	Sub-Articles 64(a)(ii) to 64(a)(iv); and

(ii)	Sub-Article 64(a)(i), provided that the undertaking to indemnify shall:

A.	be limited to such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criteria which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

B.	set forth such events which the Board of Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criteria which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.	Exemption.

Subject to the provisions of the Companies Law or other applicable law, the Company may exempt and release, including in advance, any Office Holder from any liability to the Company for damages arising out of a breach of the Office Holder’s duty of care towards the Company in his or her capacity as an Office Holder of the Company.

66.	General.

(a)	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)	The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

(c)	In Articles 63 to 65, “capacity as an Office Holder of the Company” shall include capacity as a director, officer, employee, agent or fiduciary of the Company, any subsidiary thereof or any other corporation, collaboration, partnership, joint venture, trust or other enterprise, in which the Office Holder serves at any time at the request of the Company (the “Corporate Capacity”). The phrase “an act performed in his or her capacity as an Office Holder” shall include any act, omission or failure to act and any other circumstances relating to or arising from the Office Holder’s service in a Corporate Capacity.

Winding Up

67.	Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the par value of their respective holdings of the shares in respect of which such distribution is being made, provided, however, that if a class of shares has no par value, then the assets of the Company legally available for distribution among the holders of such class shall be distributed to them in proportion of their respective holdings of the shares in respect of which such distribution is made.

Notices

68.	Notices.

(a)	Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail or overnight courier (airmail or overnight air courier, if sent internationally) addressed to such Shareholder at his or her address set forth in the Register of Shareholders or such other address as he or she may have designated in writing for the receipt of notices and other documents.

(b)	Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary of the Company or the Chief Executive Officer of the Company at the principal office of the Company, or by sending it by prepaid registered mail, postage prepaid, or overnight courier (registered airmail, postage prepaid, or overnight air courier, if posted outside Israel) to the Company at the principal office of the Company.

(c)	Any such notice or other document shall be deemed to have been served:

(i)	in the case of mailing, seven days from the date of posting, or when actually received by the addressee if sooner;

(ii)	in the case of overnight courier, on the third business day in the jurisdiction of the addressee from the day sent, with receipt confirmed by the courier, or when actually received by the addressee, if sooner;

(iii)	in the case of personal delivery, when actually tendered in person to such addressee;

(iv)	in the case of facsimile transmission, on the day of transmission, provided that it is a business day in the jurisdiction of the addressee (during normal business hours at the place of the addressee), provided that the notice or other document shall not be deemed served if the sender receives an automatic system-generated response that such facsimile was undeliverable; or

(v)	in the case of electronic mail, upon transmission, provided that the notice or other document shall not be deemed served if the sender receives an automatic system-generated response that such electronic mail was undeliverable or not delivered.

(d)	If a notice or other document is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 68.

(e)	All notices or other document to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice or other document so given shall be sufficient notice to all of the holders of such share.

(f)	Any shareholder whose address is not set forth in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice or other document from the Company.

(g)	Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting or any related materials which is published in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given or service of such materials on the date of such publication to any Shareholder entitled to receive same (including Shareholders whose address is registered in the Register of Shareholders, whether such Shareholder is located either inside or outside the State of Israel):

(i)	if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii)	on the Company’s internet website.

(h)	Article 68(g) shall apply to all other communications by the Company to its Shareholders, unless another form is otherwise required by applicable law.

(i)	In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the day of the event or the last date of the period shall be included in the count, unless otherwise required by applicable law.

Forum for Adjudication of Disputes

69.	Forum for Adjudication of Disputes.

(a)	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action asserting a claim arising under the U.S. Securities Act of 1933, as amended, against any person or entity, including such claims brought against the Company, its Directors, officers, employees, advisors, attorneys, accountants or underwriters; and

(b)	Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

It is clarified that clauses (a) and (b) shall not apply to actions brought pursuant to the Securities Exchange Act of 1934, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

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